Exhibit10.1

PROMISSORY NOTE

$500,000.00

Cranford, New Jersey

January10, 2020 (the “Effective Date”)

Tofutti Brands, Inc., a Delaware corporation (the “Maker”), for value received, hereby promises to pay to the order of David Mintz (the “Holder”), the principal amount of $500,000, on December 31, 2022, (the “Maturity Date”), subject to prepayment under Section 2 below, together with interest as set out in Section 1 below. Principal and interest are payable at the Holder’s office at c/o Tofutti Brands Inc., 50 Jackson Drive, Cranford, NJ 07016, or at such other location as the Holder may designate.

1. Interest. The outstanding principal amount of this Note shall bear interest at a rate of 5% per annum (the “Interest Rate”), without compounding, accruing from the Effective Date and continuing until the entire principal amount is paid or otherwise satisfied. Accrued interest shall be paid quarterly, commencing March 31, 2016, subject to prepayment under Section 2 below.

2. Prepayment. The Maker may, at its option, prepay this Note in whole or in part at any time without premium or penalty, with any such payment being applied first against any accrued but unpaid interest and then against the outstanding principal amount of this Note.

3. Expenses. If the Holder is required to sue the Maker for payment of any principal or interest under this Note, the Maker shall pay the Holder, in addition to the principal and interest amounts due under this Note, all costs and expenses incurred by the Maker in seeking to collect the amounts due under this Note, including attorney’s fees, both in any initial action and on appeal and in seeking to enforce any judgment against the Maker.

4. Event of Default. Upon an Event of Default, without any action on the part of the Holder, the Interest Rate shall increase to 12% per annum (the “Default Interest”) and the entire principal and interest balance under this Note, and all other obligations of the Maker under this Note, shall be immediately due and payable, and the Holder shall be entitled to seek and institute any and all remedies available to him. Each of the following events shall be an “Event of Default”: (a) the Maker fails to pay in full any amount of principal or interest due under this Note within the time prescribed in this Note or the Maker fails to satisfy any other obligation or requirement of the Maker under this Note; (b) a final judgment for the payment of money in excess of $25,000 is rendered against the Maker, and that judgment remains undischarged for a period of 30 days from the date of entry of that judgment, unless within that 30 day period that judgment is stayed or an appeal is taken from that judgment and the execution of that judgment stayed during that appeal; or (c) any proceedings under any bankruptcy laws of the United States of America or under any insolvency, reorganization, receivership, readjustment of debt, dissolution, liquidation or any similar law of any jurisdiction in effect now or in the future (whether in law or at equity) are filed by or against the Maker or for all or any part of its assets or the Maker makes a general assignment for the benefit of creditors.

5. Conversion of Note. At any time after the Effective Date, including prior to or upon the Maturity Date, the Conversion Amount (as defined in Section 5(a)(ii)) of this Note) shall be convertible into shares of the Maker’s common stock (the “Common Stock”) according to the terms and conditions set forth in this Section 5.

a. Certain Defined Terms. For purposes of this Note, the following terms shall have the following meanings:

i. “Business Day” shall mean any day other than a Saturday, Sunday or a day on which commercial banks in the State of New Jersey are authorized or required by law or executive order to remain closed.

ii. “Conversion Amount” means the sum of (a) the principal amount of this Note to be converted with respect to which this determination is being made, (b) Interest; and (c) Default Interest, if any, if so included at the Holder’s sole discretion. The Conversion Amount shall be determined as of the date a fully executed notice of conversion in the form attached hereto as Exhibit 1 is delivered to the Maker (the “Conversion Notice”).

iii. “Conversion Price” means the closing price of the Common Stock of the Maker on the OTCQB on the date this Note is entered into ($1.77 per share).

iv. “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

b. Holder’s Conversion Rights. At any time after the Effective Date, including prior to, or upon, the Maturity Date, the Holder shall be entitled to convert all the Conversion Amount into fully paid and non-assessable shares of Common Stock in accordance with the stated Conversion Price.

c. Fractional Shares. The Maker shall not issue any fraction of a share of Common Stock upon any conversion; if such issuance would result in the issuance of a fraction of a share of Common Stock, the Maker shall round such fraction of a share of Common Stock up to the nearest whole share.

d. Mechanics of Conversion. The conversion of this Note shall be conducted in the following manner:

i. Holder’s Conversion Requirements. To convert this Note into shares of Common Stock on any date set forth in the Conversion Notice by the Holder (the “Conversion Date”), the Holder shall transmit by email, facsimile or otherwise deliver, for receipt on or prior to 6:00 p.m., Eastern Time, on such date or on the next business day, a copy the Conversion Notice to the Maker.

2

ii. Maker’s Response. Upon receipt by the Maker of a copy of a Conversion Notice, the Maker shall as soon as practicable, but in no event later than two (2) Business Day after receipt of such Conversion Notice, send, via email, facsimile or overnight courier, a confirmation of receipt of such Conversion Notice to such Holder indicating that the Maker will process such Conversion Notice in accordance with the terms herein. Within two (2) Business Days after the date the Conversion Notice is delivered, the Maker shall have issued and electronically transferred the shares to the Broker indicated in the Conversion Notice; should the Maker be unable to transfer the shares electronically, it shall, within two (2) Business Days after the date the Conversion Notice was delivered, have surrendered to an overnight courier for delivery the next day to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder, for the number of shares of Common Stock to which the Holder shall be entitled.

iii. Record Holder. The person or persons entitled to receive the shares of Common Stock issuable upon a conversion of this Note shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

iv. Rescindment of Conversion Notice. If: (i) the Maker fails to respond to Holder within two business days from the date of delivery of a Conversion Notice confirming the details of the Conversion, (ii) the Maker fails to provide the shares requested in the Conversion Notice within three business days from the date of the delivery of the Conversion Notice, (iii) the Holder is unable to deposit the Shares requested in the Conversion Notice for any reason related to the Maker’s standing with the SEC or FINRA, or any action or inaction by the Maker, or (iv) if the Holder is informed that the Maker does not have the authorized and issuable shares of Common Stock available to satisfy the Conversion, the Holder maintains the option and sole discretion to rescind the Conversion Notice by delivering a notice of rescindment to the Maker in the same manner that a Conversion Notice is required to be delivered to the Maker pursuant to the terms of this Note.

v. Transfer Agent Fees and Legal Fees. The issuance of the certificates shall be without charge or expense to the Holder. The Maker shall pay any and all transfer agent fees, legal fees, and advisory fees required for execution of this Note and processing of any Notice of Conversion.

6. Miscellaneous Provisions.

a. Benefits. This Note shall be binding upon the Maker and its successors and assigns and shall inure to the benefit of the Holder and his successors, assigns, heirs, executors and personal representatives.

b. Governing Law. This Note and the rights and obligations of the Maker and the Holder under this Note shall be governed by, and construed in accordance with, the laws of the State of New Jersey, without giving effect to any choice or conflict of law provision or rule, whether of the State of New Jersey or any other jurisdiction, that would cause the laws of any jurisdiction other than the State of New Jersey to apply.

c. Waiver and Consent. To the fullest extent permitted by law, the Maker hereby waives demand, presentment, protest, notice of dishonor, suit against or joinder of any other person, and all other requirements necessary to charge or hold the Maker liable under this Note.

3

d. Amendment and Waiver. This Note may be amended, and any provision of this Note may be waived, solely by a writing that sets out the amendment or waiver and is signed by each party to be bound thereby. The waiver by the Holder of a breach of any provision of this Note shall not operate or be construed as a waiver of any other breach. No remedy conferred under this Note upon the Holder is intended to be exclusive of any other remedy available to the Holder, under the terms of this Note or otherwise. No single or partial exercise by the Holder of any right, power or remedy under this Note shall preclude any other or further exercise of that right, power or remedy. The failure of the Holder to exercise any right or remedy under this Note or otherwise, or delay in exercising that right or remedy, shall not operate as a waiver of that right or remedy.

e. Severability. The Maker and the Holder want this Note be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Note is determined by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, that provision, as to that jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Note or affecting the validity or enforceability of this Note or affecting the validity or enforceability of that provision in any other jurisdiction. Notwithstanding the immediately preceding sentence, if that provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in that jurisdiction, it shall, as to that jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Note or affecting the validity or enforceability of that provision in any other jurisdiction.

f. Facsimile or Electronic Signature. A facsimile or electronic signature on this Note shall be acceptable and binding.

g. Section Headings. The descriptive section headings herein have been inserted for convenience only and shall not be deemed to limit or otherwise affect the construction of any provisions of this Note.

IN WITNESS WHEREOF, the Maker has executed this Note as of the date first written above.

TOFUTTI BRANDS, INC.

By:	/s/ Steven Kass
Name:	Steven Kass
Title:	Chief Financial Officer

4

Exhibit 1

Conversion Notice

Reference is made to the Promissory Note issued by Tofutti Brands, Inc., (the “Note”), dated January 10, 2020 in the principal amount of $500,000 with 5% interest. This Note currently holds a principal balance of $____________. The features of conversion stipulate a Conversion Price, pursuant to the provisions of Section 5(a)(iii) in the Note.

In accordance with and pursuant to the Note, the undersigned hereby elects to convert $______ of the principal/interest balance of the Note, indicated below into shares of Common Stock (the “Common Stock”), of the Maker, by tendering the Note specified as of the date specified below.

Date of Conversion: __________

Please confirm the following information:

Conversion Amount: $ ____________________

Conversion Price: $ ____________________

Number of shares of Common Stock to be issued:

Holder Authorization:

David Mintz

[DATE]